FIRST AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT to the Fund Administration Agreement is made and entered into as of October 17, 2018, by and between USCA FUND TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, d/b/a U.S. BANCORP GLOBAL FUND SERVICES, LLC a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the parties have entered into the Fund Administration Agreement, dated as of September 12, 2016 (the “Agreement”); and

WHEREAS, the name of U.S. Bancorp Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC d/b/a U.S. Bancorp Global Fund Services; and

WHEREAS, the parties desire to amend the fees and Exhibit A, the funds list, of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.
2.	Effective October 1, 2018, Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

USCA FUND TRUST By:/s/ Philip J. Pilibosian Name: Philip J. Pilibosian Title: President	QUASAR DISTRIBUTORS, LLC By:/s/ Anita M. Zagrodnik Name: Anita M. Zagrodnik Title: Senior Vice President___

Exhibit A to the Fund Administration Servicing Agreement – USCA Fund Trust

Separate Series of USCA Fund Trust

Name of Series

USCA Premium Buy-Write Fund

Exhibit C to the Fund Administration Servicing Agreement – USCA Fund Trust

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at October 2018

Annual Fee Based Upon Average Net Assets per Fund*
[ ] basis points on the first $[ ]million
[ ] basis points on the next $[ ] million
[ ] basis points on the balance
Minimum Annual Fee: $[ ] per fund for 7/1/2018 – 6/30/2019
$[ ] per fund for 7/1/2019 – 6/30/2020
$[ ] per fund for 7/1/2020 – 6/30/2021
$[ ] per fund for 7/1/2021 and thereafter

▪	Additional fee of $[ ] for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)
▪	CoreTax Services – See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪	$[ ] – Domestic Equities, Options, ADRs,
▪	$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$[ ] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[ ] – Bank Loans
▪	$[ ] – Swaptions, Index Swaps, Intraday money market funds pricing, up to 3 times per day
▪	$[ ] – Credit Default Swaps
▪	$[ ] per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪	$[ ] per Foreign Equity Security per Month
▪	$[ ] per Domestic Equity Security per Month
▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪	$[ ] per security per month for fund administrative data

SEC Modernization Requirements

▪	Form N-PORT – $[ ] per year, per Fund
▪	Form N-CEN – $[ ] per year, per Fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added.  Additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average. Fees are calculated pro rata and billed monthly